EXHIBIT 10.7

FHLBANK SAN FRANCISCO

EXECUTIVE INCENTIVE PLAN

Approved 12/23/2016

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
EXECUTIVE INCENTIVE PLAN

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ARTICLE I
INTRODUCTION
Section 1.1    Purpose. The purpose of the Federal Home Loan Bank of San Francisco Executive Incentive Plan (the “Plan”) is to attract and retain key executives of the Federal Home Loan Bank of San Francisco (the “Bank”) and to motivate and focus their efforts on achieving the Bank’s business plan and accomplish its goals and objectives while maintaining the safety and soundness of the Bank. The Plan is a cash-based incentive plan that provides award opportunities based on achievement of performance goals.
Section 1.2    Effective Date. The “Effective Date” of the Plan is January 1, 2017.
Section 1.3    Supplements. The provisions of the Plan may be modified by supplements to the Plan that are approved by the Board or a committee delegated by the Board. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.1    Eligibility. Any senior executive officer (specifically, the President and CEO, Executive Vice President and each Senior Vice President) of the Bank, hired/employed as a regular full-time employee before October 1st of the calendar year, will become a “Participant” in the Plan on a prorated basis for that calendar year, excluding the Senior Vice President and Director of Internal Audit, who participates in the Federal Home Loan Bank of San Francisco Executive Internal Audit Incentive Plan. Participants must have an executed agreement on file with the Bank containing non-disclosure, non-disparagement, and non-solicitation provisions in a form similar to the form provided in Appendix III to the Plan (“Non-Solicitation Agreement”).
Section 2.2    Participation. A senior executive officer will become a Participant as of the later of the Effective Date, the senior executive officer’s date of hire/employment, or the date on or after the Effective Date the senior executive officer satisfies the automatic eligibility provisions described in Section 2.1. Any Participant may be removed as an active Participant by the Board effective as of any date.

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ARTICLE III
AWARDS
Section 3.1    Awards. No later than the beginning of each Performance Period, the Board will establish Award Levels (as defined in Section 3.1(b) for eligible Participants. For each Performance Period, the Award Levels established by the Board will be set forth in Appendices to the Plan, each of which shall be incorporated into the Plan. As described in this Article, Awards may be Annual Awards (as defined in subsection 3.3(a)), Deferred Awards (as defined in subsection 3.3(b)), or Gap Year Awards (as defined in subsection 3.4(a)). Each Award will be equal to a percentage of the Participant’s annual Compensation. “Compensation” means the Participant’s annual base salary as of February 1 of the first calendar year in each Performance Period.
(a)    Performance Periods. A “Performance Period” is the one-calendar year period over which an Annual Award can be earned and vested pursuant to subsection 3.3(a). A “Deferral Performance Period” is the three-calendar year period over which a Deferred Award can be vested pursuant to subsection 3.3(b). A Deferral Performance Period begins on the January 1st immediately following the applicable Performance Period.
(b)    Award Levels. Participants are eligible to receive Awards for each Performance Period, subject to deferral of fifty percent (50%) of the Annual Award (the Deferred Award) over the Deferral Performance Period.
(c)    Final Award. The “Final Award” is the amount of an earned and vested Annual Award, Deferred Award, and Gap Year Award, as may be adjusted based upon the level at which the Performance Goals and Qualifiers have been achieved, that is ultimately paid to a Participant under the Plan. The amount of a Final Award may be modified at the Board’s discretion to account for performance that is not captured in the relevant Performance Goals and Qualifiers for the applicable Award. The Board, in its discretion, may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards. “Extraordinary Occurrences” mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results.

Section 3.2    Performance Goals and Qualifiers. “Performance Goals and Qualifiers” are the factors established by the Board for each Performance Period, Deferral Performance Period and Gap Year Performance Period, as set forth in the applicable Appendices to the Plan, which are taken into consideration in determining the amount of an Annual Award, Deferred Award or Gap Year Award. The Board may adjust the Performance Goals and Qualifiers for a Performance Period, Deferral Performance Period or Gap Year Performance Period to ensure the purposes of the Plan are served.

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(a)    Establishment of Performance Goals and Qualifiers. Performance Goals and Qualifiers for Performance Periods, Deferral Performance Periods and the Gap Year Performance Period commencing on and after January 1, 2017, will be communicated to Participants following approval by the Board.
(b)    Achievement Levels. Four achievement levels will be defined for each Performance Goal in determining how much of an Award is earned.
(i)    Threshold (75% of Target). Minimum level of performance that must be achieved for awards to be paid.
(ii)    Meets (Target – 100% of Plan). Performance that is expected under the Bank’s Plan.
(iii)    Exceeds (125% of Target). An optimistic achievement level that exceeds expected performance.
(iv)    Far Exceeds (150% of Target). The most optimistic achievement level that far exceeds expected performance.
(c)    Interpolation. Achievement levels between Threshold – Target; Target – Exceeds; and, Exceeds – Far Exceeds will be interpolated in a manner as determined at the sole discretion of the Board.
(d)    Considerations in Establishing Performance Goals and Qualifiers. In determining appropriate Performance Goals and Qualifiers and the relative weight of each Performance Goal, the Board will:
(i)    Balance risk and financial results in a manner that does not encourage Participants to expose the Bank to imprudent risks;
(ii)    Make such determination in a manner designed to ensure that a Participant’s overall compensation is balanced and not excessive in amount and that the Annual Awards, Deferred Awards and Gap Year Awards are consistent with the Bank’s policies regarding such compensation arrangements; and
(iii)    Monitor the success of the Performance Goals and Qualifiers and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants, appropriately reflect risk and align with regulatory guidance.
Section 3.3    Vesting of Awards for Participants.
(a)    Vesting of Annual Awards. For each Performance Period, except the Gap Performance Period, fifty percent (50%) of an Annual Award to a Participant will become vested on the last day of the Performance Period, provided the Board determines the following requirements are met (an “Annual Award”):

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(i)    The applicable Performance Goals and Qualifiers for the Performance Period are achieved;
(ii)    The Participant received a satisfactory (at least meets expectations) performance rating for the Performance Period; and,
(iii)    The Participant is actively employed on the last day of the Performance Period, except as otherwise provided in subsection 3.5(b) or 3.5(c) or Section 3.6.
(b)    Vesting of Deferred Awards. The remaining fifty percent (50%) of an Award to a Participant will become vested on the last day of the Deferral Performance Period, provided the Board determines that the following requirements are met (a “Deferred Award”):
(i)    The applicable Qualifiers for the Deferral Performance Period are satisfied;
(ii)    The Participant received a satisfactory (at least meets expectations) performance rating for the Deferral Performance Period, and
(iii)    The Participant is actively employed on the last day of the Deferral Performance Period, unless otherwise provided in subsection 3.5(b) or 3.5(c) or Section 3.6.
(c)    Calculation of Awards. The amount of Awards to Participants will be determined at the sole discretion of the Board in accordance with the applicable Appendix to the Plan. If the Qualifiers are achieved an annual compounding interest rate of 6% is applied to Deferred Awards.
Section 3.4    Gap Year Awards for Participants.
(a)    Background. The Board has determined it is appropriate to establish a Gap Year Award for Participants for long-term performance during the calendar years 2017 through 2019 (a “Gap Year Award”) to address a gap in payment of deferred incentive compensation during calendar year 2020 which arises as a result of the discontinuation in 2017 of the Executive Performance Unit Plan (the “Long-Term Incentive Plan”) and the implementation of this Plan.
(b)    Vesting of Gap Year Award. A Gap Year Award will become vested over a three-year period beginning on January 1, 2017 and ending on December 31, 2019 (the “Gap Year Performance Period”) to the extent the Board determines that:
(i)    The Performance Goals and Qualifiers for the Gap Year Performance Period, as set forth in the applicable Appendix to the Plan, are satisfied;
(ii)    The Participant received a satisfactory (meets expectations) performance rating for the Gap Year Performance Period, and

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(iii)    The Participant is actively employed on the last day of the Gap Year Performance Period, except as otherwise provided in subsection 3.5(b) or 3.5(c) or Section 3.6.
(c)    Calculation of Awards. The amount of Gap Year Awards will be calculated in the sole discretion of the Board in accordance with the applicable Appendix to the Plan.

Section 3.5    Effect of Termination of Employment.
(a)    In General. If a Participant incurs a Termination of Employment for any reason other than a reason set forth in subsection 3.5(b) or 3.5(c) or Section 3.6, the Participant’s unvested Awards will be forfeited effective as of the date of such Termination of Employment and the Bank will have no obligation to pay the Participant any portion of such forfeited, unvested Award amount.
(b)    Termination Due to Death or Disability.
(i)    Notwithstanding the provisions of Sections 3.3 and 3.4 and subsection 3.5(a), if a Participant incurs a Termination of Employment due to death or Disability during a Deferral Performance Period, then the Participant’s Deferred Awards will be treated as vested and shall be paid pursuant to Section 3.7(a)(i).
(ii)    Notwithstanding the provisions of Sections 3.3 and 3.4 and subsection 3.5(a), if a Participant incurs a Termination of Employment during a Performance Period or Gap Year Performance Period due to death or Disability, any Annual Award or Gap Year Award which has not been vested for the year of the Participant’s Termination of Employment due to death or Disability, will be treated as vested for the portion of the Performance Period or Gap Year Performance Period during which the Participant was employed based on the assumption the Bank would have achieved the Performance Goals and Qualifiers at the Target achievement level for the Performance Period or Gap Year Performance Period.
(c)    Termination Due to Other Events.
(i)    Subject to Section 3.7(a)(ii), but notwithstanding the provisions of Sections 3.3 and 3.4 and subsection 3.5(a), if a Participant incurs a Termination of Employment during a Performance Period, Deferral Performance Period or Gap Year Performance Period due to:
(A)    Retirement;
(B)    a termination by Participant for Good Reason;
(C)    a termination by the Bank without Cause due to the elimination of an individual job or position;

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(D)    the elimination of one or more jobs or positions as a result of a reduction in force or department reorganization; or
(E)    a substantial job modification resulting in the incumbent being, in the judgment of the Bank, unqualified for or unable to perform the revised job;
then the relevant pro rata portion of an Annual Award or Gap Year Award will be treated as vested for the portion of the Performance Period or Gap Year Performance Period during which the Participant was employed to the extent determined by the Board that the Performance Goals and Qualifiers for the Performance Period or Gap Year Performance Period are satisfied and a Deferred Award will be treated as fully vested as of the date of Termination of Employment. Any Payment of any Award pursuant to this Section 3.5(c) will be made according to the normal scheduled date under Section 3.7(b).
(d)    Definitions.
(i)    “Cause” means (A) continued failure of a Participant to perform his or her duties with the Bank (other than any such failure resulting from Disability), (B) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than -traffic infractions or similar non-violent infractions), or (C) removal of the Participant for cause by the Federal Housing Finance Agency (“FHFA”) or at the direction of the FHFA pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the FHFA pursuant to a similar statute.
(ii)    “Disability” means the Participant is: (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Bank’s long-term disability plan. Medical determination of Disability under (A) shall be made by the Social Security Administration. The Participants may be required to submit proof of the determination by the Social Security Administration or the Bank’s insurer, as applicable, upon the request of the Bank.

(iii)	“Good Reason” means a Termination of Employment by a Participant under any of the following circumstances:
(A)    a material change in the Participant’s status, position and job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Participant’s status and position as in effect as of the date hereof (“Position”);

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(B)    the assignment to the Participant of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position;
(C)    any removal of the Participant from such Position (including, without limitation, all demotions), except in connection with the termination of the Participant’s employment for Cause or Disability, or as a result of the Participant’s death; or
(D)    any material breach by the Bank of any provisions of this Plan or any agreement under which the Participant provides services to the Bank.
Notwithstanding the foregoing in this Section 3.5(d)(iii), a Participant shall not be considered to have a Termination of Employment for Good Reason unless the Participant provides the Bank with written notice no later than 90 days after the first occurrence of an event listed above and the Bank has a period of 30 days to cure such event.
(iv)    “Reduction in Force” means an involuntary Termination of Employment of a Participant by the Bank in connection with a financial and/or strategic decision by the Bank to reduce the number of Bank employees and not due to the Participant’s performance.
(v)    “Retirement” means the Participant’s planned and voluntary termination of employment on or after the Participant has either: (A) attained age 55 with 10 years of service or (B) attained age 65 with 5 years of service.
(vi)     “Termination of Employment or Terminates Employment” Participant’s separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Participant and the Bank reasonably anticipated that no further services would be performed after a certain date. A Termination of Employment will not be deemed to have occurred if a Participant continues to provide services to the Bank as an employee, independent contractor or otherwise, and if the Participant is providing such services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediate preceding 36 months with the Bank (or if less, such lesser period); provided, however, that a Termination of Employment will be deemed to have occurred if a Participant’s service with the Bank is reduced to an annual rate that is equal to or less than twenty percent (20%) of the services rendered, on average, during the immediately preceding 36 months with the Bank (or if less, such lesser period). In addition to the foregoing, the employment of a Participant shall not be deemed to be terminated while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Bank is provided by either statute or contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, then the Participant is deemed to have a Termination of Employment on the first day immediately following such six-month period.

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Section 3.6    Effect of Change in Control.
(a)    Notwithstanding the provisions of Sections 3.3 and 3.5, if a Change in Control of the Bank occurs prior to the date of vesting of an Award, then an Annual Award or Gap Year Award will be paid on a pro-rated basis based on the assumption the Bank would have achieved the Performance Goals and Qualifiers at the Target achievement level for the Performance Period and/or the Gap Year Performance Period, while any Deferred Award which has not otherwise become vested as of the date of the Change in Control will be treated as one hundred percent (100%) vested effective as of the date of the Change in Control. Any interest accrued on the Deferred Award through the Change in Control date will be added to the Final Award.
(b)    “Change in Control” of the Bank will mean the occurrence at any time of any of the following events:
(i)    The merger, reorganization, or consolidation of the Bank with or into another Federal Home Loan Bank or other entity;

(ii)    The sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity;
(iii)    The purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank; or
(iv)    The liquidation of the Bank.
The term “reorganization” shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the FHFA (or successor agency) has determined should not be a basis for making payment under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).

Section 3.7    Payment of Awards.
(a)    Payments Related to Termination of Employment. The following provisions apply to Final Awards payable as a result of a Termination of Employment.

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(i)    In the event of a Termination of Employment due to death or Disability, one hundred percent (100%) of a Final Award will be paid in a single sum within 74 days of the date of Termination of Employment.
(ii)    In the event of a Termination of Employment Due to Other Events, payment of a Final Award will be made in a single sum within 74 days following the end of the Performance Period, Deferral Performance Period or Gap Year Performance Period, as applicable. Notwithstanding the foregoing, in the event of an elimination of an individual job or position, a reduction in force or department reorganization, or a substantial job modification resulting in the incumbent being unqualified for or unable to perform the revised job, a Participant must execute the severance agreement offered by the Bank in order to be eligible to receive payment.
(b)    Payments Not Related to a Termination of Employment. Final Awards which become vested for reasons other than a Termination of Employment will be paid in a single sum within 74 days following the end of the Performance Period, Deferral Performance Period or Gap Year Performance Period, as applicable.
(c)    Notwithstanding the foregoing provisions of this Section, Final Awards will be paid upon approval by the Board. However, in the event of a Change in Control, payment of a Final Award will be made in a single sum on the date on which the Change in Control occurs; provided however, if a Participant is eligible for Retirement as of the date of a Change in Control, then the Final Award of such Participant shall be made no sooner than the earliest to occur of (i) a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as defined under Treasury Regulation Section 1.409A-3(i)(5); (ii) the Participant’s Termination of Employment; or (iii) the payment date under Section 3.7(b) of this Plan.
Section 3.8    Reduction or Forfeiture of Awards.
(a)    By resolution, the Board may reduce or eliminate any Award not yet paid, if the Board finds that a serious, material safety-soundness problem, or a serious, material risk-management deficiency exists at the Bank, or if: (i) errors or omissions result in material revisions to the Bank’s financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) information submitted to a regulatory or a reporting agency is untimely; or, (iii) the Bank does not make appropriate progress, as determined by the Board, in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.
(b)    If during the Deferral Performance Period actual losses or other measures or aspects of performance related to the Performance Period or Deferral Performance Period are realized which would have caused a reduction in amount of the Final Award calculated for the Performance Period or Deferral Performance Period, then the remaining amount of the Final Award to be paid at the end of the Deferral Performance Period may be reduced to reflect this additional information.

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(c)    Notwithstanding any other provision of the Plan, if a Participant breaches the terms of a Non-Solicitation Agreement, all of his/her unpaid vested and unvested Awards may be forfeited as of the effective date of the Board’s determination that such breach has occurred, which effective date shall be no sooner than the expiration of the cure period under Section 3.8(e) below. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.
(d)    Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved to the satisfaction of the Board, then upon expiration of the cure period under Section 3.8(e) below all or a portion of a Participant’s vested and unvested Awards may be forfeited as determined in the sole discretion of the Board. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.
(e)    Notwithstanding any provision of this Section 3.8 to the contrary, prior to any reduction, elimination or forfeiture of any Participant Award, the applicable Participant shall be given notice of the determination under this Section 3.8 to reduce, eliminate or forfeit the Award and such Participant shall have a period of no less than 30 days to present information contrary to such decision or information showing that the issue or event causing the reduction, elimination or forfeiture has been cured to the satisfaction of the Board.
ARTICLE IV
ADMINISTRATION
Section 4.1    Appointment of the President and CEO. Except for those powers expressly reserved to the Board, including determinations regarding eligibility and the amount of all Awards, under the Plan, the President and CEO, or a duly authorized officer of the Bank delegated by the President and CEO to act on his or her behalf, is hereby appointed to administer the Plan (the “Administrator”), and the President and the Administrator will be charged with the full power and the responsibility for administering the Plan in all its details.
Section 4.2    Powers and Responsibilities of the Administrator. The Administrator will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to determine the manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or engage advisors, including legal counsel, to render advice with respect to any of the Administrator’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Administrator will be final, conclusive and binding.
(a)    Records and Reports. The Bank will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan.

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(b)    Rules and Decisions. The Bank may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Bank will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Board and the Bank will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.
(c)    Application for Benefits. The Bank may require a Participant to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Bank may rely upon all such information so furnished to it, including the Participant’s current mailing address. Any notice or document required to be given or filed with the Bank will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the Director of Human Resources, Federal Home Loan Bank of San Francisco, P.O. Box 7948, San Francisco, CA 94120.
Section 4.3    Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.

Section 4.4    Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.
ARTICLE V
BENEFIT CLAIMS
While a Participant need not file a claim to receive his or her Award under the Plan, if he/she wishes to do so, a claim must be made in writing and filed with the Administrator (a claim by the President and CEO shall be filed with the Board). If a claim is denied, the Administrator will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for awards by filing a written request with the Administrator.
ARTICLE VI
AMENDMENT AND TERMINATION OF THE PLAN
Section 6.1    Amendment of the Plan. The Bank, acting through the Board, may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s vested Award as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant.
Section 6.2    Termination of the Plan. The Bank, acting through the Board, may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that were earned and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

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ARTICLE VII
MISCELLANEOUS
Section 7.1    Governing Law. Except to the extent superseded by laws of the United States, the laws of California will be controlling in all matters relating to the Plan without regard to the choice of law principles therein.
The Plan shall be construed in a manner that is consistent and compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code. The Plan is to be construed as a totally discretionary plan. This Plan shall be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A, and a Participant shall not, directly or indirectly, designate the taxable year of an award payment under this Plan. The portion of any payment under this Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A) shall be treated as a short-term deferral and not aggregated with other payments. To the extent applicable, any payment dates or events provided for in this Plan shall be deemed to incorporate any “grace periods” within the meaning of Code Section 409A. The Bank does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable for any taxes due with respect to the Plan.
Section 7.2    Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.
Section 7.3    Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or attachment by creditors of a Participant, either voluntarily or involuntarily.
Section 7.4    Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.
Section 7.5    No Enlargement of Employment Rights. Nothing contained in the Plan is intended to alter a Participant’s “at will” employment and is not to be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.
Section 7.6    Limitations on Liability. The individual members of the Board will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the

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same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.
Section 7.7    Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the distribution may be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.
Section 7.8    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.
Section 7.9    Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.
Section 7.10    Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.
Section 7.11    Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Bank with any and all documents, evidence, data or other information the Bank considers necessary or desirable for the purpose of overseeing and administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Bank, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Bank.
Section 7.12    Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees will be governed by the terms set forth in the “Agreement to Arbitrate” entered into between the Bank and the Participant.

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Section 7.13    Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.

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APPENDIX I 2017 PERFORMANCE PERIOD GOALS & QUALIFIERS & AWARDS SCALE/AWARDS
2017 Goals	2017 Goal Components	Goal Weight	Goal Component Weight	2017 Goal Measures
1) RISK MANAGEMENT		20%
In the event of a Significant Deficiency or Material Weakness in internal control over financial reporting, a significant operations loss, or a significant noncompliance with Bank policy as described in the Bank’s Risk Management Policy, the Board of Directors will assess the impact and appropriate adjustment to the Risk Management goal achievement level, if any.

	A) Technology Resiliency		50%
  75%: Complete the End User Computing Modernization initiative, which moves
            Microsoft Windows and Office platforms to the cloud (Office 365) to increase resiliency as well as productivity
100%: Certify that the build of the data center infrastructure servicing the Bank has been completed
125%: Migrate 50% of the Bank’s environment to the new data center
150%: Migrate 100% of the Bank’s environment to the new data center

	B) Business Continuity / Crisis Management		50%
  75%: 1 Crisis Mgmt. Team Tabletop (1 external threat scenario)
100%: 2 Crisis Mgmt. Team Tabletops (1 Cyber & 1 external threat scenario)
125%: 3 Crisis Mgmt. Team Tabletops (1 Cyber & 2 external threats) and 1 Cyber
            Incident Response Team Tabletop scenario
150%: 3 Crisis Mgmt. Team Tabletops (1 Cyber & 2 external threats) and 2 Cyber
            Incident Response Team Tabletop scenarios

2) FRANCHISE ENHANCEMENT		40%
	A) Financial Performance		25%	Adjusted Return on Capital Spread (AROC)
				75%	100%	125%	150%
				2.81%	3.06%	3.31%	3.56%
				[Achievement level targets and measured performance exclude OTTI charges]
	B) Operating Cost Efficiency Initiative		25%	75%: 100%: 125%: 150%:	} Subjective assessment by the Board of Directors
	C) Member Business		25%	Member Advances and Letters of Credit (LC) Volume
				75%	100%	125%	150%
				$53.7	$60.0	$62.0	$64.0
			25%	Member Engagement
				75%	100%	125%	150%
				40%	45%	50%	55%
3) COMMUNITY INVESTMENT		20%
	A) CIP/ACE/HPA Advances, Letters of Credit & AHEAD (# of Members)		100%	(# of Members)
				75%	100%	125%	150%
				38	41	44	47
4) ORG. HEALTH / DIVERSITY & INCLUSION		20%
	A) Diversity & Inclusion		100%
  75%: Provide two (semi-annual) Bank-wide D&I training events [e.g., workplace, supplier/contracting diversity]
100%: Develop and implement a formal supplier diversity program
125%: Present Leadership Series for key groups of women and minorities in Bank leadership positions
•    Women in Leadership Series and Minorities in Leadership Series
           Provide 2 events in each series for a total of 4 events
150%: Develop and implement a formal MWD internship program

Approved 12/23/2016	1

Incentive Award Opportunities

	Total Incentive Award as % of Compensation (Base Salary)				Year-End Incentive Award as % of Compensation (Base Salary)				Deferred Incentive Award as % of Compensation (Base Salary)
	Threshold	Meets (Target)	Exceeds	Far Exceeds	Threshold	Meets (Target)	Exceeds	Far Exceeds	Threshold	Meets (Target)	Exceeds	Far Exceeds
CEO/EVP/SVPs	40%	80%	96%	100%	20%	40%	48%	50%	20%	40%	48%	50%
Goal Weights

	CEO/EVP/SVPs		SVP, Chief Risk Officer
	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	10.0%	N/A	10.0%
Risk Management	20.0%	18.0%	50.0%	45.0%
Franchise Enhancement	40.0%	36.0%	30.0%	27.0%
Community Investment	20.0%	18.0%	10.0%	9.0%
Organizational Health / Diversity and Inclusion	20.0%	18.0%	10.0%	9.0%
Total	100.0%	100.0%	100.0%	100.0%
Qualifiers
The following are the performance qualifiers for any Award: (i) no submission of material information to a regulatory or a reporting agency is significantly past due; (ii) the Bank makes sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings; (iii) no material risk-management deficiency exists at the Bank; (iv) no operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; (v) the Bank has sufficient capital to pay dividends and the ability to repurchase member stock.

Approved 12/23/2016	2

APPENDIX II
AWARDS AND GOALS APPLICABLE TO 2020 GAP YEAR (2017-2019 LTIP)
Incentive Award Opportunities

	Long-Term Incentive Award as a % of Compensation (Base Salary effective February 1, 2017)
Position	Threshold	Meets (Target)	Exceeds	Far Exceeds
CEO/EVP/SVPs	20%	40%	48%	50%

Awards are based on the level at which the following three-year performance goals and metrics have been achieved.
Goals

1.
3-Year Average Adjusted Return on Capital Spread: Adjusted Return on Capital Spread (AROCS) is the primary measure the Bank uses to determine total rate of return to shareholders. The Meets (Target) AROCS achievement level has been set at 2.43% and represents the projected average for the performance period (January 1, 2017 through December 31, 2019) and is consistent with the Bank’s Strategic Plan forecast. Threshold AROCS has been set at 2.18%, Exceeds achievement level has been set at 2.68% and Far Exceeds achievement level has been set at 2.93%.

2.
3-Year Average Risk Management: Risk Management is based on the 3-year average of the actual Risk Management goal achievement levels for 2017, 2018, and 2019, and will be set at the end of the performance period.

Goals / Weights / Measures

Goals	Goal Weight	Threshold	Meets (Target)	Exceeds	Far Exceeds
AROCS Goal (3-Year Average Spread Over Benchmark	30%	2.18%	2.43%	2.68%	2.93%
Risk Management	70%	Based on the 3-year average of the actual Risk Management goal achievement levels for 2017, 2018, and 2019

Approved 12/23/2016

APPENDIX III
FORM OF NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
This Agreement is entered into as of the ____ day of _____________, 201_, by and between the FEDERAL HOME LOAN BANK OF SAN FRANCISCO, a corporation organized under the laws of the United States (the “Bank”) and ____________________ (the “Executive”).
WHEREAS, the Bank sponsors the Federal Home Loan Bank of San Francisco Executive Incentive Plan (the “Plan”); and
WHEREAS, as a condition of participation in the Plan, the Bank requires that the Executive agree to the terms and conditions found within this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Non-Disclosure; Return of Confidential Information and Other Property.
(a)    Access to Confidential Information. The Executive understands, acknowledges and agrees that during the course of his or her employment with the Bank he or she has gained or will gain information regarding, knowledge of, and familiarity with, the Confidential Information of the Bank (as defined in subsection (c)) that would cause irreparable damage and harm to the Bank if it was disclosed. The Executive understands, acknowledges and agrees that the Confidential Information has substantial economic value because it is not known or readily ascertainable by proper means by others who could obtain economic value from it. The Executive also acknowledges and agrees that the Bank uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.
(b)    Non-Disclosure. At all times while the Executive is employed by the Bank, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as defined in subsection (d)) other than those directors, officers, employees, representatives and agents of the Bank who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Bank, or (B) for the Executive’s own benefit, or for the benefit of any Person other than the Bank.
(c)    Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:
(i)    materials, records, data, documents, lists, writings and information (in each case, whether in writing, printed, verbal, electronic, computerized or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, regulators, members, relationships and/or customers of the Bank that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Bank has deemed confidential, proprietary, nonpublic or not otherwise publicly available without breaching this Agreement;
(ii)    trade secrets of the Bank, as defined in California Civil Code Section 3426.1(d), as amended, or any successor statute; and

Approved 12/23/2016	1

(iii)    any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of the Bank.
(d)    Person Defined. For purposes of this Agreement, the term “Person” will mean any natural person, proprietorship, partnership, corporation, limited liability company, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
(e)    Return of Confidential Information and Other Property. The Executive covenants and agrees:
(i)    to keep all Confidential Information subject to the Bank’s custody and control and to promptly return to the Bank all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with the Bank; and
(ii)    promptly upon termination of the Executive’s employment with the Bank, to return to the Bank, at the Bank’s principal office, all vehicles, equipment, computers, credit cards and other property of the Bank and to cease using any of the foregoing.
(f)    Exceptions from Confidentiality Obligations. Section 1 shall not be deemed to prevent the Executive from making disclosures required or made permissible by applicable statute or regulation. Section 1 shall also not be deemed to prevent the Executive from making disclosure required by agency or court order, to the extent that prior to disclosure, the Executive provides the Bank with timely written notice of order , to the extent such prior notice is not prohibited, so as to allow the Bank to contest the order.
2.    Non-Disparagement. The Executive agrees to not communicate disparaging remarks to third parties about the Bank, its directors, officers or employees. Likewise, the Bank agrees not to disparage the Executive or his or her skills or job performance to third parties. However, nothing in this paragraph shall prohibit the Bank or the Executive from testifying truthfully under oath. In addition, Section 2 shall not be deemed to prevent the Executive from making disclosures required or made permissible by applicable statute or regulation. Section 2 shall also not be deemed to prevent the Executive from making disclosure required by agency or court order, to the extent that prior to disclosure, the Executive provides the Bank with timely written notice of order, to the extent such prior notice is not prohibited, so as to allow the Bank to contest the order.
3.    Non-Solicitation. The Executive hereby understands, acknowledges and agrees that, by virtue of his or her position with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the employees of the Bank and has and will have advantageous familiarity with the business, operations and affairs of the Bank. In addition, the Executive understands, acknowledges and agrees that the business of the Bank is highly competitive. Accordingly, at all times while the Executive is employed by the Bank and for a twelve-month period following termination of employment, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, Executive, manager, agent, representative, independent contractor, consultant or otherwise induce, request or attempt to influence any Bank employee who was employed by the Bank during the twelve-month period prior to termination of employment, to terminate his or her employment with the Bank.
4.    Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 3 will not run during all periods of noncompliance and will apply during the Term of this Agreement and for the full periods specified in Section 3. The Bank and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Section 3 are reasonable in view of the nature of the business in which the Bank is engaged, the Executive’s position with the Bank and the Executive’s advantageous knowledge and familiarity with, the Bank’s employees, business, operations, affairs and customers.

Approved 12/23/2016	2

The Bank’s obligation to pay an award to the Executive pursuant to the Federal Home Loan Bank of San Francisco Incentive Plan will immediately terminate in the event the Executive breaches any of the provisions of Section 1 or 3 and all outstanding awards will be forfeited. Notwithstanding the foregoing:
(a)    the Executive’s covenants set forth in Sections 1 or 3 will continue in full force and effect and be binding upon the Executive;
(b)    the Bank will be entitled to the remedies specified in Section 6; and
(c)    the Bank will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the successful prosecution of the Executive’s breach of any of the provisions of Section 1 or 3.
5.    Survival of Certain Provisions. Upon any termination of the Executive’s employment with the Bank, the Executive and the Bank hereby expressly agree that the provisions of Sections 1, 3, 4 and 6 will continue to be in full force and effect and binding upon the Executive and the Bank in accordance with the applicable respective provisions of such Sections.
6.    Remedies. The Executive agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 1 or 3. Accordingly, in the event of a threatened, attempted or actual breach by the Executive of any provision of Section 1 or 3, in addition to all other remedies to which the Bank is entitled at law, in equity or otherwise, the Bank may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 1 or 3. The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Bank for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Bank at law, in equity or otherwise.
7.    Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.
8.    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except in writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance will be deemed to be a waiver of the same or any other provision in any other instance. The recitals set forth above are incorporated herein by this reference.
9.    Effect and Modification. No statement or promise, except as set forth herein, has been made with respect to the subject matter of this Agreement. No modification or amendment will be effective unless in writing and signed by the Executive and an officer of the Bank (other than the Executive).

Approved 12/23/2016	3

10.    Non-Waiver. The Bank’s or the Executive’s failure or refusal to enforce all or any part of, or the Bank’s or the Executive’s waiver of any breach of this Agreement, will not be a waiver of the Bank’s or the Executive’s continuing or subsequent rights under this Agreement, nor will such failure or refusal or waiver have any effect on the subsequent enforceability of this Agreement.
11.    Non-Assignability. This Agreement contemplates that the Executive will personally provide the services described herein, and accordingly, the Executive may not assign the Executive’s rights or obligations hereunder, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the Bank.
12.    Notice. Any notice, request, instruction or other document to be given hereunder to any party will be in writing and delivered by hand, telegram, registered or certified United States mail return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive

If to the Bank
Federal Home Loan Bank of San Francisco
c/o General Counsel and Corporate Secretary
P.O. Box 7948
San Francisco, CA 94120

13.    Governing Law. This Agreement is being delivered in and will be governed by the laws of the State of California without regard to the choice of law principles thereof. Any dispute regarding this Agreement will be brought in any California state or federal court having jurisdiction in the matter and the Executive expressly consents to the jurisdiction of such courts.
14.    Prior Agreements. The Executive represents and warrants to the Bank that the Executive is not a party to or otherwise bound by any agreement that would restrict in any way the performance by the Executive of the Executive’s duties, services and obligations under this Agreement, that the Executive has disclosed to the Bank all employment type agreements to which the Executive has been bound, including without limitation employment agreements, consulting agreements, non-compete agreements or covenants, confidentiality or non-disclosure agreements or covenants, and intellectual property assignment agreements, and that the Bank will not have any liability to any third party arising out of the Executive entering into this Agreement or performing hereunder.
15.    Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.
16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.
17.    Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Approved 12/23/2016	4

IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Executive, have caused this Non-Solicitation and Non-Disclosure Agreement to be executed as of the day and year first above written.

FEDERAL HOME LOAN BANK
OF SAN FRANCISCO	EXECUTIVE

By:

Its:

By:

Its:

Approved 12/23/2016	5

FEDERAL HOME LOAN BANK OF SAN FRANCISCO Executive Incentive Plan APPENDIX IV 2018 Performance Period Goals, Qualifiers, and Awards Scale
2018 Goals	2018 Goal Components	Goal Weight	Goal Component Weight	2018 Goal Measures
1) Risk Management		20%
In the event of a significant deficiency or material weakness in internal control over financial reporting, a significant operational loss, or a significant noncompliance with Bank policy as described in the Bank’s Risk Management Policy, the Board of Directors will assess the impact and will make appropriate adjustments to the Risk Management goal achievement level.

	Cyber-security Threat Management		100%
  75%: Enhance cyber-security threat metrics
100%: Threshold plus conduct one internal and one external cyber-security threat table top exercise
125%: Meets plus operationalize system hardening
150%: Exceeds plus meet SLA for critical vulnerabilities with public exploits, and reduce backlog of critical vulnerabilities by 80%

2) Franchise Enhancement		40%
	A) Financial Performance		25%	Adjusted Return on Capital Spread
				75%	100%	125%	150%
				2.13%	2.43%	2.73%	3.03%
	B) Operating Expense Efficiency		25%	Actual 2018 Core Operating Expenses ($Mils.)
				75%	100%	125%	150%
				$128.4	$127.4	$126.4	$125.4
	C) Advances and Letters of Credit		25%	Member Advances and Letters of Credit (Average Daily Balance ($Bils.)
				75%	100%	125%	150%
				$69.1	$77.5	$80.0	$82.5
	D) Member Engagement (RMS and Specialists - Total)		12.5%	Count
				75%	100%	125%	150%
				132	149	165	182
	(Specialists-15% of Total)		12.5%	20	22	25	27
3) Community Investment		20%
	CIP/ACE/HPA Advances, Letters of Credit & AHEAD		100%	Number of Members
				75%	100%	125%	150%
				39	47	50	55
4) Diversity & Inclusion		20%
	Diversity and Inclusion Strategic Plan		100%
  75%: Develop 2018-2020 Diversity and Inclusion (D&I Strategic Plan)
100%: Threshold plus target (100%) level of achievement against D&I initiatives
125%: Meets plus Exceed level of achievement against D&I initiatives
150%:  Exceeds plus deliver Capital markets hosted outreach seminar for diverse broker/dealers and complete one diverse supplier incubator partnership

Approved 12/1/2017	1

Incentive Award Opportunities

	Total Incentive Award as % of Compensation (Base Salary)				Year-End Incentive Award as % of Compensation (Base Salary)				Deferred Incentive Award as % of Compensation (Base Salary)
	Threshold	Meets (Target)	Exceeds	Far Exceeds	Threshold	Meets (Target)	Exceeds	Far Exceeds	Threshold	Meets (Target)	Exceeds	Far Exceeds
CEO/EVP/SVPs	40%	80%	96%	100%	20%	40%	48%	50%	20%	40%	48%	50%
Goal Weights

	CEO/SVPs		SVP, Chief Risk Officer
	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	20.0%*	N/A	20.0%*
Risk Management	20.0%	16.0%	50.0%	40.0%
Franchise Enhancement	40.0%	32.0%	25.0%	20.0%
Community Investment	20.0%	16.0%	10.0%	8.0%
Diversity and Inclusion	20.0%	16.0%	15.0%	12.0%
Total	100.0%	100.0%	100.0%	100.0%
Qualifiers
The following are the performance qualifiers for any Award: (i) no submission of material information to a regulatory or a reporting agency is significantly past due; (ii) the Bank makes sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings; (iii) no material risk-management deficiency exists at the Bank; (iv) no operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; (v) the Bank has sufficient capital to pay dividends and the ability to repurchase member stock.
* In support of the 20 percent goal weights, management is developing individual goal descriptions and quantifying measures for EIP participants, which will be presented to the Board for review and approval in January 2018, subject to Finance Agency review.

Approved 12/1/2017	2